Exhibit 95.1

Section 1503. Mine Safety Disclosures

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act, was enacted. Section 1503 of the Act contains reporting requirements regarding mine safety. We are committed to providing a safe workplace for all of our employees, including those working at our aggregates mines. The operation of our aggregates mines is subject to regulation by the federal Mine Safety and Health Administration, or MSHA, under the Federal Mine Safety and Health Act of 1977. Set forth below is the required information regarding certain mining safety and health matters for the quarter ended June 30, 2018. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector-to-inspector and mine-to-mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed. The table below includes references to specific sections of the Mine Act.

We are providing the information in the table by mine as that is how we manage and operate our business.

(H)
	(A)	(B)	(C)	(D)	(E)	(F)	(G)	Pending
	Section	Section	Section	Section	Section	Proposed		Legal
Mine Name/ID	104 S&S	104(b)	104(d)	110(b)(2)	107(a)	Assessments	Fatalities	Action
Riverbend Sand 09 / 01023	—	—	—	—	—	—	—	—
Montgomery Sand 09 / 00737	—	—	—	—	—	—	—	—
Baldree Sand 09 / 01166	—	—	—	—	—	—	—	—
Coosa / 01-03327	—	—	—	—	—	—	—	—
Skyline / 01-03158	—	—	—	—	—	—	—	—
Lamber / 01-03363	—	—	—	—	—	—	—	—
Hickory Bend / 01-03403	—	—	—	—	—	—	—	—
Allstate / 01-03406	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—

(A)

The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Safety and Health Act of 1977 (30 U.S.C. 814) for which the operator received a citation from the Mine Safety and Health Administration.

(B)	The total number of orders issued under section 104(b) of such Act (30 U.S.C. 814(b)).

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of such Act (30 U.S.C. 814(d)).

(D)	The total number of flagrant violations under section 110(b)(2) of such Act (30 U.S.C. 820(b)(2)).

(E)	The total number of imminent danger orders issued under section 107(a) of such Act (30 U.S.C. 817(a)).

(F)	The total dollar value of proposed assessments from the Mine Safety and Health Administration under such Act (30 U.S.C. 801 et seq.).

(G)	The total number of mining-related fatalities.

(H)	Any pending legal action before the Federal Mine Safety and Health Review Commission involving such coal or other mine.

During the three months ended June 30, 2018, our aggregates mines did not receive any written notices of a pattern of violations, or the potential to have such a pattern of violations, under section 104(e) of the Mine Act.